Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), dated as of March 31, 2011, is made and entered into by and between Monty Schmidt (“Schmidt” or “Employee”) and SONIC FOUNDRY, INC., a Maryland corporation having its principal offices at 222 West Washington Avenue, Suite 775, Madison, Wisconsin 53703 (hereinafter referred to as “Sonic Foundry” or “Company”).

WITNESSETH:

WHEREAS, Schmidt has decided voluntarily to resign from employment with the Company and to resign from membership on the Company’s Board of Directors; and

WHEREAS, the Company and Schmidt have agreed that Schmidt’s employment with the Company shall terminate, effective as of the close of business on March 31, 2011, and that his membership on the Company’s Board of Directors shall terminate effective as of the close of business on the same date; and

WHEREAS, Schmidt and the Company are desirous of Schmidt assisting the Company in the capacity of a consultant; and

WHEREAS, Schmidt and the Company now desire to memorialize, by the execution of this Agreement, their understanding with respect to all matters relating to Schmidt’s resignation from employment and resignation from the Board of Directors and his continued assistance to the Company as a consultant;

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, as well as the payment of the monies and other benefits to Schmidt as hereinafter recited, the receipt and sufficiency of which are hereby acknowledged by Schmidt, it is agreed as follows:

1. TRANSITION DATE. Employee’s tenure as an employee and as a member of the Board of Directors of the Company shall cease as of the close of business on March 31, 2011 and on such date shall begin his tenure as a consultant to the Company on the terms and conditions set forth herein (the “Transition Date”). Except as specifically set forth below, all salary, commission, benefits and rights thereto shall cease as of the Transition Date. The terms of the employment agreement dated January 1, 2001, between Employee and the Company, as amended, shall be of no further force or effect.

2. TERMINATION OF EMPLOYMENT. Employee acknowledges that he is receiving consideration under this Agreement to which he would not otherwise be entitled. Employee further agrees and recognizes that by signing this Agreement, his employment relationship with the Company is permanently and irrevocably severed as of the Termination Date, and that the Company and its related, affiliated, parent or subsidiary companies have no obligation, contractual or otherwise, to hire, rehire, re-employ, or recall Employee in the future, except for the obligation in connection with the consulting services set forth herein.

3. OBSERVER STATUS. Employee shall have non-voting observer status on the Board of Directors until March 31, 2012, provided that if Schmidt is in breach of this Agreement or if this Agreement is otherwise terminated as provided for herein, Schmidt’s observer status shall terminate as of such date of breach or date of termination of this Agreement.

4. SEVERANCE BENEFITS. In return for Employee’s execution of and adherence to this Agreement, including the releases that form a material part of this Agreement, the Company shall provide Employee with certain benefits, including benefits to which he would not otherwise be entitled.

5. CONSULTING FEES. The Company shall pay Schmidt $23,016.66 per month for consulting services, for the period April 1, 2011 through April 1, 2012 (the “Consulting Period”). Payments shall be made on the Company’s regular paydays, and shall not be subject to withholding or other deductions. In the event of Schmidt’s death before the end of the Consulting Period, any remaining payments which would have otherwise become due Schmidt during the remainder of the Consulting Period shall be paid to Schmidt’s estate. In addition, the Company shall pay Schmidt $3,362.50 to account for a 3% salary increase, retroactive to November 1, 2010.

6. GROUP HEALTH PLAN. Schmidt shall be entitled to elect for himself and any of his dependents who are currently covered under the terms and conditions of the Company’s group health plan “continuation coverage” (including dental coverage) as provided under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”). To the extent that Schmidt elects continuation coverage under COBRA, the Company will reimburse him for the cost of such continuation coverage for himself and his covered dependents during the Consulting Period. After the Consulting Period, Schmidt shall bear the full cost of such continuation coverage. In the event of Schmidt’s death before the end of the Consulting Period, and to the extent Schmidt’s surviving dependents retain continuation coverage under COBRA after his death, the Company will reimburse them for the cost through the end of the Consulting Period.

7. VACATION DAYS. Within thirty (30) days following the execution of this Agreement, the Company shall pay Schmidt (or his estate in the event of his death) for fifteen vacation days accrued but unused by Schmidt through the Transition Date.

8. LIFE AND DISABILITY INSURANCE. Subject to any limitations imposed by applicable laws or by the underwriters of any group or individual life or disability insurance policies maintained by the Company, the Company shall continue any coverage of Schmidt under such group or individual life and disability insurance policies through the Consulting Period which is currently maintained, and the Company shall bear a portion of the cost of such coverage in accordance with the Company’s policies in effect as of the Transition Date. If the Company is unable to continue such coverage to the extent such coverage is currently maintained, the Company shall pay to Schmidt an amount sufficient on an after-tax basis to obtain such coverage (less any amount he would have otherwise been required to contribute to the cost of Company-provided coverage) through the end of the Consulting Period.

9. ADDITIONAL CONSIDERATION. As additional consideration for the releases hereunder, the Company shall pay Schmidt (or his estate in the event of his death) One Thousand Dollars ($1,000.00) in a single lump sum payment within thirty (30) days following his execution of this Agreement. Such payment shall be treated as additional consulting fees. Schmidt acknowledges and agrees that he would not otherwise be entitled to this payment.

10. ATTORNEY’S FEES. The Company shall reimburse Schmidt for the reasonable attorney’s fees actually incurred by him in connection with the negotiation of the terms and provisions of this Agreement, provided Schmidt or his attorney provides the Company with the attorney’s invoice for such fees, which invoice shall include an itemized statement of the fees charged. The Company shall reimburse Schmidt for such fees within thirty (30) days following the Company’s receipt of the attorney’s invoice.

11. STOCK OPTIONS. The Employee has 19,980 outstanding vested options pursuant to the Company’s stock option plans, and 4,000 unvested outstanding options pursuant to the Company’s stock option plans. All of Employee’s unvested options shall vest immediately. An additional 6,000 options shall be granted to Employee on or about the Transition Date (the “Option Grant Date”), provided that, if on the Option Grant Date, the market price of the Company’s common stock is greater than $15.21 per share, Employee shall be awarded a cash amount equal to 6,000 multiplied by the difference between the stock price on the Option Grant Date and $15.21. Accordingly, Schmidt and the Company agree and acknowledge that Schmidt shall have the vested right under the stock option plans, as so amended, to exercise options to purchase up to 29,980 shares of the Company’s common stock. All options shall remain exercisable in accordance with and subject to the terms and provisions of the stock option plans (excluding terms relating to early expiration following termination of employment). The Company makes no representation or warranties as to the tax implications of any or all of the aforesaid stock option modifications but does represent that this agreement with respect to stock options is not in conflict with and is permissible under the terms of all applicable stock option plans.

12. CONSULTING SERVICES.

(a) The Employee agrees to provide consulting services to the Company. All compensation shall be paid to the Employee via Form 1099s. The Employee shall be considered an independent contractor.

(b) The Employee’s consulting shall be on an occasional, as-requested, non-exclusive basis and shall not unreasonably interfere with Employee’s employment with another (third party) employer. The time required shall not exceed 8 hours per week and may be performed outside of normal business hours at the Employee’s option. The Company shall give the Employee at least 48 hours notice before any consulting assignment. The Employee agrees to use his best efforts to make himself available in a timely manner subject to the Parties’ understanding the Employee will have primary responsibilities with a new employer that will take precedence. There will be no accumulation of hours from week-to-week, except to cure a default by Employee, if any. The Employee shall not be entitled to an office on the Company premises.

(c) In performing his consulting services Employee shall report directly to the Company’s Board of Directors. The Employee’s duties shall consist exclusively of the following, and any other duties reasonably and directly related thereto:

•	Participate positively in announcement of management transition.

•	On request of the Board, provide critique of architectural changes to the Company’s products.

•	On request of the Board, provide input on industry technology changes as they relate to the Company’s products.

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Assist in authoring quotes endorsing the Company’s products. In the event that the Company provides quotes attributable to Employee, Employee shall endorse such quotes unless he reasonably disagrees with the content thereof, provided such quotes shall not be made public without Schmidt’s prior written approval.

•	On request of the Board, provide technical support for software which Employee may have authored during his employment with the Company.

13. OWNERSHIP OF EQUIPMENT. The Company will transfer ownership of all Employee’s computer hardware and attached equipment together with any software and data on the computer, subject to provisions of paragraph 14 below to him at no cost at the Transition Date. Employee may retain his email address monty@sonicfoundry.com for one year following the Transition Date, but agrees to forward all business-related communications to the Company.

14. OWNERSHIP AND DISCLOSURE OF INFORMATION.

(a) Generally. The parties acknowledge that Sonic Foundry and its affiliates (individually and collectively, the “Companies”), have developed and intend to continue to develop and to formulate, acquire and use commercially valuable technical and non-technical information, design and specification documents, concepts, technology, know-how, improvements, proposals, patent applications, techniques, marketing plans, strategies, forecasts, inventions (not limited by the definition of an invention contained in the United States Patent Laws), Trade Secrets (as defined in Sec. 3426.1(d) of the Uniform Trade Secrets Act) and processes which are considered proprietary by the Companies, particularly including, without limitation, software, customer and supplier lists, books and records, computer programs, pricing information and business plans (collectively, the “Proprietary Information”). It is necessary for the Companies to protect the Proprietary Information by patents or copyrights or by holding it secret and confidential.

(b) Access to Proprietary Information. The parties acknowledge that Employee has access to the Proprietary Information and that the disclosure or misuse of such Proprietary Information could irreparably damage the Companies and/or their respective clients or customers.

(c) Nondisclosure to others. Except as directed by Sonic Foundry in writing or verbally, Employee shall not at any time during or after the date hereof disclose any Proprietary Information to any person whatsoever, examine or make copies of any reports or other documents, papers, memoranda or extracts for use other than in connection with his duties with Sonic Foundry or utilize for his own benefit or for the benefit of any other party any such Proprietary Information and will use reasonable diligence to maintain the confidential, secret or proprietary character of all Proprietary Information, provided, however, that Employee may disclose any of such Proprietary Information if compelled to do so by a court or governmental agency, provided further, however, that to the extent allowed by law, Employee shall give Sonic Foundry three business days notice prior to such disclosures.

(d) Property of Sonic Foundry. Employee agrees that any inventions, discoveries, improvements, or works which during the Consulting Period are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done under this Agreement (or pursuant to and during his previous employment agreement) by Employee and which are reasonably related to Sonic Foundry’s automated rich media application software and systems business or other business activities of Sonic Foundry existing on or developed during the term of this Agreement shall become the absolute property of Sonic Foundry. Employee further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters, patent or copyrights that may be obtained therefore shall be the property of Sonic Foundry, and Employee agrees to do every act and thing requisite to vest said patents or copyrights in Sonic Foundry without any other or additional consideration to Employee than herein expressed.

(e) Survivability. Employee acknowledges that his obligations hereunder shall continue beyond the term of this Agreement with respect to any Proprietary Information (as defined paragraph (a) hereof) which came into his possession during the term of this Agreement.

(f) Duties Upon Transition. Except as set forth in paragraph 13, at the Transition Date, Employee shall deliver immediately to Sonic Foundry all computer software, correspondence, letters, contracts, call reports, price lists, manuals, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash, and all other materials and records of any kind and other embodiments of information that may be in Employee’s possession or under his control which belong to Sonic Foundry or have been obtained from Sonic Foundry by Employee, including any and all copies of such items previously described in this paragraph.

15. RELEASE OF CLAIMS BY EMPLOYEE. In consideration of the covenants set forth in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee, on behalf of his successors, assigns and legal representatives, fully, irrevocably and unconditionally releases and discharges the Company, as well as its officers, directors, shareholders, agents, employees, and representatives, in their capacity as such and otherwise, including their heirs, executors and administrators, as well as related, affiliated, subsidiary, predecessor and parent companies, successors and assigns, separately and collectively, and each of them (collectively “Company Releasees”), from all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses, including attorneys fees, of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee ever had, now has, or may have against Company Releasees, up to the date of Employee’s signing of this Agreement, by reason of any act, event or omission concerning any matter or thing, including, without limiting the generality of the foregoing, any claims against Company Releasees, arising from or relating, either directly or indirectly, to Employee’s status as an employee of the Company or any separation of that employment, any claims arising from any emotional, bodily or personal injuries, loss of income, employment benefits, wrongful discharge, or discrimination, whether based on sex, sexual orientation, age, disability, medical condition, race, religion, national origin, ancestry, marital status, or any other characteristic or category or combination of same, as well as any alleged violation by Releasees of any federal, state or local statutes, ordinances or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, or any of the Company’s own policies, procedures or purported express or implied agreements or contracts with Employee. All such claims are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law. The final release of all claims by Employee against Sonic Foundry constitutes a material part of the consideration flowing from Employee to Sonic Foundry under this Agreement, and each of the individuals and entities included within the term “Company Releasees” is an intended beneficiary of this consideration.

16. RELEASE OF CLAIMS BY COMPANY. In consideration of the covenants set forth in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Company, on behalf of its successors, assigns and legal representatives, fully, irrevocably and unconditionally releases and discharges the Employee, his successors, assigns and legal representatives, separately and collectively, and each of them (collectively “Employee Releasees”), from all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses, including attorneys’ fees, of any nature whatsoever, known or unknown, suspected or unsuspected, which Company ever had, now has, or may have against Employee Releasees, up to the date of Employee’s signing of this Agreement, by reason of any act, event or omission concerning any matter or thing, including, without limiting the generality of the foregoing, any claims against Employee Releasees, arising from or relating, either directly or indirectly, to Employee’s status as an employee of the Company or any separation of that employment. All such claims are forever barred by this Agreement whether they arise in contract or tort or under a statute or any other law. The final release of all claims by Sonic Foundry against Employee constitutes a material part of the consideration flowing from Sonic Foundry to Employee under this Agreement, and each of the individuals and entities included within the term “Employee Releasees” is an intended beneficiary of this consideration.

17. RESTRICTIVE COVENANT. Employee covenants and agrees that during the period commencing with the date hereof and ending one (1) year from the Transition Date (the “Non-Compete Period”), employee will not compete or attempt to compete with or become associated with any business which competes with the Companies’ automated rich media application software and systems business, or any business activities of the Companies existing on or developed subsequent to the date hereof. Employee covenants and agrees that he will not, without the prior written consent of Sonic Foundry during the Non-Compete Period: (a) solicit any customer of the Companies; (b) solicit any contracts which were either being solicited by, or which were under contract with, the Companies by performing or causing to be performed any work which was either being solicited by, or which was under contract with, Sonic Foundry; or (c) induce any sales, operating, technical or other personnel of the Companies to leave the service, employ or business of the Companies. Employee agrees that he will not violate these provisions: (a) directly or indirectly; (b) in any capacity, either individually or as a member of any firm; (c) as an officer, director, stockholder, partner or employee of any business; or (d) through or with any persons, relatives (either through blood or marriage), firms, corporations or individuals controlled by or associated with him (each and every such method of violation referred to in clauses (a) through (d) shall hereinafter be referred to as an “indirect violation”). Employee further agrees that doing or causing to be done any of the actions prohibited in these provisions by means of an indirect violation shall constitute a violation of these provisions as though violated by Employee, subject to all of the remedies to Sonic Foundry provided for herein and as otherwise provided by law. These obligations supersede and replace the non-competition provisions set out in Employee’s prior employment agreement which provisions shall be of no further force or effect.

18. NON-DISPARAGEMENT. Each Party hereby agrees that during the Consulting Period he or it will not make any public statement that serves to defame or disparage the professional capabilities, character or reputation the other Party, or in the case of Sonic Foundry, its officers, employees, or directors.

19. EMPLOYEE ACKNOWLEDGEMENTS. Employee understands and agrees that Employee:

Has carefully read and fully understands all of the provisions of this Agreement;

Has been offered a full twenty-one (21) days from receipt of this Agreement to consider its terms, and having had adequate opportunity to consider the terms of the Agreement and consult with advisors of his choice, has elected to waive the 21 day period and sign the Agreement as of the date hereof;

Is, through this Agreement, releasing Sonic Foundry from any and all claims Employee may have against Sonic Foundry, including but not limited to claims under the Age Discrimination in Employment Act, as amended;

Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

Knowingly and voluntarily intends to be legally bound by the same;

Was advised and is hereby advised in writing to consider the terms of this Agreement and to consult with an attorney of Employee’s choice prior to executing this Agreement; and

Has a full seven (7) days following his execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Revocation must occur by hand delivery of a letter of revocation to Gary Weis at Sonic Foundry, Inc., 222 West Washington Avenue, Suite 775, Madison, Wisconsin 53703.

20. COMPANY RIGHTS UPON EMPLOYEE BREACH.

(a) If the Company reasonably believes that the Employee is in breach of his obligations set forth herein, except for the obligations in the paragraphs entitled “Ownership and Disclosure of Information” and “Restrictive Covenants”, then it shall provide the Employee with written notice of the alleged default specifying in detail its reasons for the alleged breach. The Employee may suspend payments due hereunder pending arbitration of any disputes pursuant to paragraph 24 hereof.

(b) If the Employee prevails in arbitration (or, in the event of an alleged breach of paragraphs 14 and 17, litigation), then the Company shall pay to Employee any sums then due together with interest at the rate of 10%, accelerate any remaining payments and release the Employee from any further consulting obligations.

21. LEGAL PROCEEDINGS; AGREEMENT AS A DEFENSE. This Agreement may be plead as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement, except for an action based on a breach of this Agreement. If, contrary to this Agreement, Schmidt files a lawsuit or other legal proceeding against Sonic Foundry, the Company shall have the option, in its sole discretion, either to raise this Agreement as a defense, or to rescind this Agreement, in which case Schmidt shall refund to the Company all amounts paid to him hereunder and no further payments shall be due to Schmidt hereunder. If the Company files a lawsuit or other legal proceeding against Schmidt, Schmidt shall have the option, in his sole discretion, either to raise this Agreement as a defense, or to rescind this Agreement in which case no further benefits shall be due to Schmidt hereunder. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent either party from pursuing claims against the other for breach of this Agreement and from recovering appropriate legal or equitable relief in connection with such claims.

22. NO OTHER BENEFITS. Employee acknowledges that, except as set forth herein, he is not entitled to any compensation, monies or benefits from the Company, including but not limited to compensation for accrued vacation, bonuses, commissions, expenses or other forms of compensation or benefits. Except as set forth herein, Schmidt hereby waives all rights to any payments.

23. TAXES. Schmidt will be responsible for any taxes which may be due as a result of any payments made by the Company or benefits otherwise provided as described above, and Schmidt agrees to indemnify and hold the Company harmless from any claim and expenses that the Company may incur as a result of any failure by Schmidt to pay any such taxes.

24. ARBITRATION; GOVERNING LAW. Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, other than claims pursuant to the paragraphs entitled “Ownership and Disclosure of Information” and “Restrictive Covenants”, shall be settled by binding arbitration in the City of Madison pursuant to the laws of the State of Wisconsin in accordance with the rules then obtaining of the America Arbitration Association, and judgments upon the award rendered may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin. The arbitrators shall have the power in their discretion to award attorneys’ fees and other legal costs and expenses to the prevailing party in connection with any arbitration.

25. ASSIGNMENT OF CLAIMS. Employee warrants to the Company that he has not assigned any claim or cause of action released herein. The Company warrants to the Employee that it has not assigned any claim or cause of action released herein.

26. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to his residence, in the case of Employee, or to its principal office, in the case of Sonic Foundry.

27. WAIVER OF BREACH. The waiver by Sonic Foundry of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

28. ASSIGNMENT. The rights and obligations of Sonic Foundry under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Sonic Foundry.

29. COUNTERPARTS. This document may be executed in multiple counterparts, each of which shall be considered an original.

30. VOLUNTARY AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT HE HAS HAD ADEQUATE TIME AND A REASONABLE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS AGREEMENT, HAS BEEN ADVISED TO SEEK LEGAL ADVICE

REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY THE COMPANY OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

31. COMPROMISE. It is understood and agreed by the parties that this is a compromise agreement and that the furnishing by the Company of the consideration for this Agreement shall not be deemed or construed as an admission of liability or wrongdoing. The liability for any and all released claims is expressly denied by the Company and Employee.

32. INTERPRETATION. This Agreement is to be interpreted without regard to the draftsman. The terms and intent of this Agreement, with respect to the rights and obligations of the parties, shall be interpreted and construed on the express assumption that each party participated equally in its drafting.

33. EQUITABLE RELIEF; PARTIAL ENFORCEMENT. Sonic Foundry and Employee have agreed that violation or breach of the paragraphs entitled “Ownership and Disclosure of Information” and “Restrictive Covenants” will result in irreparable injury to the Companies and shall entitle the Companies to equitable relief in addition to any other remedies provided at law. Sonic Foundry and Employee have further agreed in the event that only a portion of such paragraphs shall be deemed enforceable or valid that portion of such paragraphs as shall be enforceable or valid shall be enforced. Sonic Foundry and Employee have further agreed that the court making a determination of the validity or enforceability of such paragraphs shall have the power and authority to rewrite the restrictions contained in such paragraphs to include the maximum portion of the restrictions included within such paragraphs as are enforceable, valid and consistent with the intent of the parties as expressed in such paragraphs. In the event that any court rather than arbitration proceeding is initiated by Sonic Foundry in order to obtain equitable relief per this paragraph, absent assertion of a frivolous claim or defense, each party shall bear its or his own legal expenses in connection with such proceeding.

34. ENTIRE AGREEMENT; WRITTEN AMENDMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

35. NOTIFICATION OF DISCONTINUATION OF DIRECTORS AND OFFICERS LIABILITY INSURANCE. The Company will give Employee thirty days notice in the event it elects to discontinue any directors and officers liability insurance applicable to Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

By:	/s/ Gary Weis
Its:	Chief Executive Officer

/s/ Monty Schmidt
Monty Schmidt

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